Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-159582, No. 333-199566 and No. 333-283553) of Key Tronic Corporation (the “Company”) of our report dated September 23, 2026, relating to the consolidated financial statements of the Company appearing in this Annual Report on Form 10-K of the Company for the year ended June 27, 2026.

/s/ Baker Tilly US, LLP

Seattle, Washington
September 23, 2026